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                                                                  EXHIBIT 2.1.12


                                FORM OF CROSBY,
                              HEAFEY, ROACH & MAY
                                   OPINION


                              ____________, 2000



Cobalt Networks, Inc.
555 Ellis Street
Mountain View, California 94043

Ladies and Gentlemen:

     This letter is being delivered to you pursuant to Section 7.3 of the Agreement and Plan of Reorganization dated March 22, 2000 (the "Reorganization Agreement") by and among Cobalt Networks, Inc., a Delaware corporation ("Parent"), Blue Tortilla Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent ("Sub") and Chili!Soft, Inc., a California corporation (the "Company"). The Reorganization Agreement provides for the acquisition of the Company by Parent pursuant to a reverse triangular merger of Sub with and into the Company subject to the terms and conditions set forth in
the Reorganization Agreement (the "Merger").   Unless otherwise defined below,
the capitalized terms used in this letter have the meanings given to them in the Reorganization Agreement.

     We have acted as counsel for the Company in connection with the negotiation of the Reorganization Agreement and the effectuation of the Merger. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this letter. In addition, we have examined originals or copies of such corporate records of the Company, certificates of public officials and such other documents and questions of law that we consider necessary or advisable for the purpose of rendering this opinion. In such examination we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, and the due execution and delivery of all documents (except as to due
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May 19, 2000
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execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof.

     As used in this letter, the expression "to our knowledge" or "known to us" with reference to matters of fact means that, after an examination of documents provided to us by the Company, and after inquiries of officers of the Company, but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, such expressions with reference to matters of fact refer only to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company related to or in connection with the Reorganization Agreement and the transactions contemplated thereby. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below.

     For purposes of this letter, we are assuming that you have all requisite power and authority, and have taken any and all necessary corporate action, to execute and deliver the Reorganization Agreement, and we are assuming that the representations and warranties made by you in the Reorganization Agreement and pursuant thereto are true and correct. We are also assuming that the representations and warranties made by the Company in the Reorganization Agreement and pursuant thereto are true and correct as to matters of fact.

     The opinions hereinafter expressed are subject to the following additional qualifications:

     (a) We express no opinion as to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

     (b) We express no opinion as to the effect of applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar federal or state laws affecting the rights of creditors.

     (c) We have assumed that there are no documents, agreements, understandings or negotiations between or among the Company, Parent or Sub which would expand, modify or otherwise affect the respective rights and obligations of the parties set forth in the Reorganization Agreement, the Merger Agreement between the Company and Sub dated [ ] or the other agreements referred to therein.

     (d) We express no opinion as to the effect on enforceability of contracts of general principles of equity or similar principles, including without limitation concepts
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May 19, 2000
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of materiality, reasonableness, good faith and fair dealing, unconscionability, and public policy.

     (e) We express no opinion in this letter as to (i) any registration, qualification, antifraud or other requirements or provisions of applicable federal or state securities laws, (ii) compliance with federal or state antitrust laws, (iii) any consequences under federal, state or local tax laws, or (iv) the enforceability of any employment or noncompetition agreements.

     (f) We express no opinion as to the enforceability of contractual provisions which purport to indemnify any party against, or to exonerate or release any party from (i) liability for a party's wrongful or negligent acts, or (ii) liability for attorney's fees or expenses arising from or related to such liability or actions.

     (g) In connection with the opinion expressed in paragraph 3 below, we have examined the Articles of Incorporation and Bylaws of the Company, the stock journal of the Company, and the Company's minute books as provided to us by the Company. The Company has represented to us, and we have assumed, that these records are true, correct and complete and constitute all documents with respect to the issuance of shares of the Company's capital stock. We have relied on the Company's representations to us as to the nature of the consideration received for such shares and that the shares are fully paid and nonassessable. The statements provided in paragraph 3 as to the number of shares of outstanding capital stock, the number of shares of common stock into which preferred stock is convertible, and whether such shares are fully paid and nonassessable are based solely on the foregoing examination and other matters known to us.

     (h) We are members of the Bar of the State of California and we express no opinion as to matters relating to laws of any jurisdiction other than the existing federal laws of the United States of America and the existing laws of the State of California.

     (i) We note that Section 10.8 of the Reorganization Agreement selects the laws of Delaware to govern the Reorganization Agreement and the laws of California to govern the Merger Agreement. We express no opinion as to whether the laws of any particular jurisdiction apply to any of the agreements or other matters addressed in this letter. Solely for purposes of this letter, we have further assumed that the internal laws of the State of California as applied to a contract made between residents of that state present in that state when the contract is made (and without regard to principles of conflicts of law) apply exclusively to govern the Reorganization Agreement and Merger Agreement.

     (j) Certain assumptions and qualifications are implicit in opinions of lawyers, as referred to in several opinion letter reports of certain committees of the California State Bar, and the listing of certain specific qualifications and assumptions in this letter shall
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May 19, 2000
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not be considered to limit or preclude our reliance upon other qualifications and assumptions otherwise deemed to be included by standard practice of California lawyers. No opinion shall be implied in this letter beyond the specific statements made in this letter.

     Based upon and subject to the foregoing, and except as set forth in the schedules to the Reorganization Agreement, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and has the corporate power and corporate authority to own, operate and lease its properties and to carry on its business as now conducted.

     2. The Company has all requisite corporate power and corporate authority to execute and deliver the Reorganization Agreement and the Merger Agreement and to carry out and perform its obligations under the Reorganization Agreement.

     3. The authorized capital stock of the Company, as of the date hereof, consists of 20,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock, of which 1,955,620 shares are designated as Series A Preferred Stock and 1,535,000 shares are designated as Series B Preferred Stock, and 6,509,380 of which are undesignated as to series and are not issued or outstanding. As of the date hereof, there are issued and outstanding:
_______________ shares of Common Stock, 1,907,608 shares of Series A Preferred Stock, each of which is convertible into one share of Common Stock, and 1,531,364 shares of Series B Preferred Stock, each of which is convertible into one share of Common Stock. All issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable. To our knowledge, other than as set forth in the Reorganization Agreement and the schedules attached thereto, there are no options, warrants, conversion privileges, preemptive rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company.

     4. The execution and delivery of the Reorganization Agreement and the Merger Agreement by the Company and compliance by the Company with the terms of the Reorganization Agreement and the Merger Agreement do not violate any provision of the Company's Articles of Incorporation or Bylaws, or to our knowledge, any provision of applicable federal or California law, rule or regulation.

     5. The Reorganization Agreement and the Merger Agreement have been duly and validly authorized, executed and delivered by the Company, and the Reorganization Agreement and the Merger Agreement constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms. The execution, delivery and performance of the Reorganization Agreement and the
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May 19, 2000
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transactions contemplated thereby have been duly authorized by all necessary corporate action of the Company, the Company's Board of Directors and the Company's shareholders.

     6. To our knowledge, no consent, waiver, approval, order or authorization of, or registration, permit, order, designation, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of the Reorganization Agreement or the consummation by the Company of the transactions contemplated thereby except for
(a) the filing of the Merger Agreement with the Secretary of State of the State of California, and (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws.

     7.   To our knowledge: (a) all preferential rights of the Preferred
Stock in connection with the sale of substantially all of the assets of the Company or a merger involving the Company aset forth in the Articles of Incorporation of the Company as last amended by the Amended and Restated Certificate of Determination of the Company filed with the California Secretary of State on July 20, 1998, (b) the holders of the Common Warrants and the Company options have been given or have waived any required notice to those holders prior to the Merger, and (c) all holders of the Company's securities having investor rights granted by agreement or contract with the Company, including but not limited to co-sale, voting, registration, first refusal, board observation or information or operational covenants, have given their written consent to terminate such rights.

     We hereby confirm that, to our knowledge and except as set forth in the schedules to the Reorganization Agreement, there is no action, proceeding or investigation pending or overtly threatened against the Company before any court or administrative agency that questions the validity of the Reorganization Agreement or the Merger Agreement or that might result, either individually or in the aggregate, in any material adverse change in the assets, financial condition or results of operations of the Company.

     This opinion is furnished to you solely for your benefit in connection with the Reorganization Agreement and the Merger Agreement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

                               Very truly yours,

                          Crosby, Heafey, Roach & May
                           Professional Corporation